Exhibit 99.2

Keystone Property Trust Announces Third Quarter Results

WEST CONSHOHOCKEN, PENNSYLVANIA, October 21, 2003 - Keystone Property Trust (NYSE: KTR) today announced its financial results for the third quarter of 2003.

For the three month period ended September 30, 2003, the Company reported Funds From Operations (“FFO”) of $12.4 million, or $0.39 per diluted share. FFO during the same period in 2002 was a loss of $19.0 million, or $0.60 per diluted share. Year-to-date, FFO was $34.3 million, or $1.08 per diluted share, as compared to $5.7 million, or $0.18 per diluted share, for the nine months ended September 30, 2002. FFO for 2002 reflects $30.2 million and $31.6 million of charges for asset impairment for the quarter and year-to-date, respectively. These non-cash charges were not added back to net income to calculate FFO, as a result of recently revised guidance from NAREIT and the SEC that state impairment charges should not be added back in the calculation of FFO.

Net income allocated to common shareholders for the quarter was $3.6 million, or $0.16 per diluted share, as compared with a net loss of $19.6 million, or $1.01 per diluted share, for the third quarter of 2002. Net income allocated to common shareholders for the nine months ended September 30, 2003 was $12.3 million, or $0.56 per diluted share, as compared with a net loss of $13.3 million, or $0.70 per diluted share, for the nine months ended September 30, 2002.

Highlights

•	Leased 3.1 million square feet and achieved portfolio occupancy of 92.1%, a 50 basis point decrease from the second quarter.

•	Signed 1.9 million square feet of new leases and 1.2 million square feet of renewals resulting in tenant retention of 51.5%.

•	New rents in our portfolio for the third quarter increased 1.3% and 0.5% on a Cash and GAAP basis, respectively.

•	Same-store net operating income, representing 59.2% of our total portfolio, declined 4.4% on a Cash basis for the quarter.

•	Signed an agreement for a build-to-suit development for Home Depot in Central New Jersey totaling approximately 772,000 square feet and approximately $40 million in project costs.

•	Acquired, in conjunction with joint-venture partner CalEast Industrial Investors, LLC (“CalEast”), a 160,843 square foot distribution center in Clifton, NJ.

•	Closed a $75 million 5-year unsecured term loan, and the proceeds of the financing were utilized to pay down the Company’s $185 million unsecured credit facility.

•	Declared a dividend of $0.33 per common share representing an annualized rate of $1.32 per share and declared a dividend of $0.5703125 per share of Series D Cumulative Redeemable Preferred Stock payable on October 31st.

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Operating Results/Leasing Activity

As of September 30, 2003, the Company’s portfolio was 92.1% leased, a decrease of 50 basis points from the prior quarter. During the quarter, leasing activity totaled 3.1 million square feet consisting of 1.9 million square feet of new leases and 1.2 million square feet of renewals. Year-to-date, Keystone has leased 5.6 million square feet.

The strong volume of leasing was offset by the fact that during the quarter ten tenants totaling 1.1 million square feet either vacated or downsized, including two third-party logistics customers who vacated 711,000 square feet due to business contraction. Tenant retention for the quarter was 51.5%. This loss in occupancy was almost completely offset by nine new deals totaling slightly less than 1.1 million square feet.

Rents for the quarter increased 1.3% on a Cash basis and 0.5% on a GAAP basis. During the quarter, the Company continued to experience an increase in leasing activity and executed deal activity was up 90% from the second quarter.

For the quarter ended September 30, 2003, consolidated same-store net operating income decreased 4.4% on a Cash basis. Same-store results, which incorporate results in less than 60% of our total portfolio, were driven primarily by economic occupancy declines in Pennsylvania and South Carolina. In Pennsylvania, the largest declines reflect downtime on space that has been subsequently re-leased.

Jeffrey E. Kelter, President and CEO of Keystone, commenting on the Company’s third quarter results stated,

“We continue to see a modest uptick in leasing activity in our core markets, resulting in a gradual improvement in fundamentals and slightly positive net absorption. We have also experienced an increase in the number of large, rapidly moving new deals, which has enabled us to backfill the vacancies that resulted from tenants downsizing and retrenching. Interestingly, during the past two quarters, we have seen a trend within large deals that has retailers/consumer products companies replacing third-party logistics (“3PL”) tenants resulting in a fairly one-dimensional increase in user demand. We expect that overall demand and operating conditions will improve more emphatically once demand from 3PLs returns to the market. This will enable us to retain tenants at a rate consistent with our historical levels of 65-70%, and begin to look for rent increases.”

Investment Activity

In August, the Company reached an agreement to develop a $40 million, 772,000 square foot distribution center for Home Depot U.S.A., Inc. in Cranbury, NJ. The initial term of the lease will be for 12 years, and Keystone will retain ownership of the asset. Construction has begun and delivery is expected in the fourth quarter of 2004.

At the end of the third quarter, the Company acquired, in conjunction with joint-venture partner CalEast, a 160,843 square foot distribution center situated on approximately 9 acres at 230 Brighton Road in Clifton, NJ for approximately $9.1 million. The distribution center is 100% leased and is located in the Clifton/Route 3 submarket of Northern New Jersey.

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Mr. Kelter, commenting on the Company’s investment activity stated,

“During the quarter, we positioned ourselves for a strong end of the year transaction-wise. We currently have two properties totaling approximately $57 million under contract that we expect to close in the next couple of weeks. Additionally, we have an acquisition pipeline containing over $150 million in new opportunities in various stages of negotiations and due diligence. This level of activity is significant, because the market for industrial investments remains very competitive. Institutional investors continue to aggressively pursue deals that involve either size or stability, but not necessarily both. We have not seen any abatement in pricing, and deals we track demonstrate reduced overall return requirements. However, by sticking to value-creation opportunities that we generate through direct relationships, and by investing selectively on behalf of our institutional partners, we are building an increasingly valuable portfolio.”

Impact of New Accounting Pronouncements

The results of operations for the third quarter and nine months ended September 30, 2003 reflect the accounting for Financial Accounting Standards Board (“FASB”) Statement 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“FASB 150”). FASB 150 requires the Company to amend its accounting treatment for consolidated entities that have minority interest which is redeemable at some finite point in the future. As a result of FASB 150, the Company has reclassified approximately $1.6 million of minority interest on its balance sheet and reflected it as a liability and has recorded a $224,000 cumulative effect of a change in accounting principle resulting in a non-cash charge of $0.01 of earnings per share for the quarter and the nine month period ended September 30, 2003.

Pursuant to FASB EITF Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock,” the Company has amended its accounting treatment of the offering costs paid with the issuance of its Convertible Preferred Stock, of which $25 million was redeemed in September 2002. In accordance with the new SEC pronouncement, these costs, aggregating $411,000, have been expensed as a preferred dividend resulting in a non-cash $0.02 per share reduction of previously reported earnings per share and a non-cash $0.01 per share reduction in FFO for the three and nine month periods ended September 30, 2002.

Conference Call

The Company will hold an investor/analyst conference call tomorrow, October 22, 2003, beginning at 11:00 a.m. Eastern Time. The conference call may be joined by dialing (800) 967-7184, confirmation code 663227. A replay of the conference call will be available through November 5, 2003 until 8:00 p.m. Eastern Time. The telephone number for the replay is (719) 457-0820, confirmation code 663227. The conference call can also be accessed through our company website at www.keystoneproperty.com under “Investor Relations.” Additional information about Keystone’s quarterly results, including reconciliations of non-GAAP financial measures used in this press release to their nearest GAAP equivalents, can be accessed in our

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

supplemental package, which is posted under “Documents and SEC Filings” under “Investor Relations.”

Keystone Property Trust, with headquarters in West Conshohocken, Pennsylvania, is a fully integrated real estate investment trust with a current portfolio of 125 properties, including properties under development, aggregating over 29 million square feet in the Eastern half of the United States. For more information, contact Aleathia M. Hoster at (212) 527-9900, send email to info@keystoneproperty.com or visit the Company website at www.keystoneproperty.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its trustees, or its officers with respect to the future operating performance of the Company and the result and the effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company’s periodic filings with the Securities and Exchange Commission, including the Company’s Form 10-K and quarterly reports on Form 10-Q.

CONTACT: Aleathia M. Hoster of Keystone Property Trust (Phone: 212-527-9900)

MEDIA CONTACT: Michael Beckerman (Phone: 908-781-6420, send email to Michael@beckermanpr.com)

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Financial Summary for the Quarter and Nine Months Ended September 30, 2003 and 2002
(in thousands, except for shares, ratios and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	(unaudited)		(unaudited)

	2003	2002	2003	2002

REVENUE:
Rents	$18,807	$21,517	$53,851	$63,295
Reimbursement revenue and other income	3,825	3,425	10,717	9,984

Total revenue	22,632	24,942	64,568	73,279

OPERATING EXPENSES:
Property operating expenses	1,060	1,876	3,521	5,549
Real estate taxes	2,513	2,554	6,878	7,446
General and administrative	2,397	2,028	7,676	5,980
Employee termination costs	—	930	—	930
Depreciation and amortization	5,641	5,021	15,772	15,575
Provision for asset impairment	—	30,200	—	30,200

Total operating expenses	11,611	42,609	33,847	65,680

Income (loss) before equity in income from equity method investments, gains (losses) on sales of assets, interest expense, distributions to preferred unitholders, minority interest of unitholders in Operating Partnership, discontinued operations and cumulative effect of a change in accounting principle	11,021	(17,667)	30,721	7,599
Equity in income from equity method investments	1,621	266	4,484	583
Gains (losses) on sales of assets	—	—	3,221	(430)
Interest expense	4,736	6,369	14,037	18,507

Income (loss) before distributions to preferred unitholders, minority interest of unitholders in Operating Partnership, discontinued operations and cumulative effect of a change in accounting principle	7,906	(23,770)	24,389	(10,755)
Distributions to preferred unitholders	(1,268)	(1,424)	(3,804)	(4,317)
Minority interest of unitholders in Operating Partnership	(899)	6,092	(3,118)	3,987

Income (loss) from continuing operations	5,739	(19,102)	17,467	(11,085)
Discontinued operations:
Income from discontinued operations	—	86	—	323
Gain on dispostion of discontinued operations	—	871	—	871
Minority interest	—	(235)	—	(294)

	—	722	—	900
Cumulative effect of a change in accounting principle	(224)	—	(224)	—

NET INCOME (LOSS)	5,515	(18,380)	17,243	(10,185)
NET INCOME ALLOCATED TO PREFERRED SHAREHOLDERS	(1,940)	(1,208)	(4,980)	(3,083)

NET INCOME (LOSS) ALLOCATED TO COMMON SHAREHOLDERS	$3,575	$(19,588)	$12,263	$(13,268)

EARNINGS PER COMMON SHARE — BASIC:
Income (loss) from continuing operations	$0.17	$(1.05)	$0.58	$(0.75)
Discontinued operations	—	0.04	—	0.05
Cumulative effect of a change in accounting principle	(0.01)	—	(0.01)	—

Income (loss) per Common Share — Basic	$0.16	$(1.01)	$0.57	$(0.70)

WEIGHTED AVERAGE COMMON SHARES — BASIC	21,798,811	19,489,288	21,656,634	18,845,599

EARNINGS PER COMMON SHARE — DILUTED:
Income (loss) from continuing operations	$0.17	$(1.05)	$0.57	$(0.75)
Discontinued operations	—	0.04	—	0.05
Cumulative effect of a change in accounting principle	(0.01)	—	(0.01)	—

Income (loss) per Common Share — Diluted	$0.16	$(1.01)	$0.56	$(0.70)

WEIGHTED AVERAGE COMMON SHARES — DILUTED	27,617,792	19,489,288	27,424,617	18,845,599

	As of:

	September 30,
	2003	December 31,
	(unaudited)	2002

BALANCE SHEET DATA:
Real estate investments, before accumulated depreciation	$840,223	$677,127
Total assets	837,221	671,654
Total debt	426,625	325,796
Total liabilities	455,080	346,021
Minority interest in Operating Partnership	42,916	31,658
Convertible preferred units	52,892	52,892
Stockholders’ equity	286,333	241,083

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com

Financial Summary for the Quarter and Nine Months Ended September 30, 2003 and 2002
(in thousands, except for shares, ratios and per share data)

	For the three months ended		For the nine months ended
	September 30,		September 30,
FUNDS FROM OPERATIONS (1):	(unaudited)		(unaudited)

	2003	2002 (3)	2003	2002 (3)

Net Income (Loss) Allocated to Common Shareholders	$3,575	$(19,588)	$12,263	$(13,268)
Income Allocated to Preferred Shareholders	1,940	797	4,980	2,672
Redeemable Preferred Stock Dividends	(1,574)	—	(3,883)	—
Minority Interest of Unitholders in Operating Partnership	899	(5,857)	3,118	(3,693)
Distributions to Preferred Unitholders	1,268	1,424	3,804	4,317
(Gains) Losses on Sales of Assets	—	(871)	(3,221)	(441)
Depreciation and Amortization Related to Real Estate	5,641	4,895	15,772	15,538
Depreciation and Amortization Related to Joint Ventures	443	206	1,198	546
Cumulative effect of a change in accounting principle	224	—	224	—

Funds from operations	$12,416	$(18,994)	$34,255	$5,671

Basic FFO per share	$0.39	$(0.60)	$1.08	$0.18

Diluted FFO per share	$0.39	$(0.60)	$1.08	$0.18

Diluted weighted average shares and units (2)	31,854,559	31,409,399	31,661,384	31,235,134

Dividend paid per common share	$0.330	$0.325	$0.980	$0.965

FFO dividend payout ratio	84.6%	N/A	90.7%	N/A

(1)  The Company uses Funds from Operations (“FFO”) as a non-GAAP performance measure in addition to net income determined in accordance with GAAP. FFO is a widely used measurement by investors for evaluating the operating performance of an equity REIT. Management believes the use of FFO as a performance measure allows investors and management to compare the Company’s results to the results of other REITs. However, the Company’s FFO is computed in accordance with the standards established by NAREIT and as a result may not necessarily be comparable to similarly titled measures of operating performance for other REITs which do not compute FFO in accordance with the NAREIT definition which is described below.

Management believes that FFO is a useful disclosure as a non-GAAP performance measure as historical cost accounting for real estate assets, as required in accordance with GAAP, implicitly assumes that the value of real estate assets diminishes predictably over time as reflected through depreciation and amortization expenses. The Company believes that the value of real estate assets does not diminish predictably over time, as is assumed in GAAP accounting, and instead fluctuates due to market and other conditions. Accordingly, the Company believes FFO provides investors with useful supplemental information about the Company’s operating performance because it excludes real estate depreciation and amortization expense and also gains and losses from the sale of depreciated real estate assets. However, FFO does not represent cash generated from operating activities in accordance with GAAP and it also does not consider the costs associated with capital expenditures related to the Company’s real estate assets. Also it is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income (as determined in accordance with GAAP) as an indicator of the Company’s operating performance or as an alternative to cash flow from operating activities (as determined in accordance with GAAP) as a measure of liquidity.

NAREIT defines FFO as net income (loss) computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis. Since 2000, NAREIT has clarified the definition of FFO to include non-recurring events (except for those that are defined as “extraordinary items” or cumulative effects of accounting changes under GAAP) and the results of discontinued operations. The Company has presented FFO on a consistent basis for all periods presented.

(2)  Diluted weighted average shares for 2003 and 2002, as shown above, include convertible preferred shares and all common and preferred units in the Operating Partnership, each on an as-converted basis.

(3)  FFO reflects a $30.2 million charge in the third quarter of 2002 and a $31.6 million charge for the nine months ended September 30, 2002 for asset impairment that was not added back to net income to calculate FFO, as a result of recent guidance from the SEC and NAREIT that impairment charges should not be added back in the calculation of FFO.

200 Four Falls Suite 208 • West Conshohocken, PA 19428
Phone: 484 530.1800 • Fax: 484 530.0130
Internet: www.keystoneproperty.com